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                                  EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                        Computation of Earnings Per Share
                        ---------------------------------
                  Amounts in Millions Except Per Share Amounts

                                                 Three Months Ended           Six Months Ended
                                                    December 31                 December 31
                                                 1999          1998          1999          1998
                                              ----------   ------------   -----------   ---------
BASIC NET EARNINGS PER SHARE
----------------------------
Net earnings                                  $     1,126   $     1,142   $     2,273   $   2,309
Deduct preferred stock dividends                       29            29            58          54
                                              -----------   -----------   -----------   ---------
Net earnings applicable to common stock       $     1,097   $     1,113   $     2,215   $   2,255
                                              ===========   ===========   ===========   =========

Average number of common shares outstanding       1,316.0       1,330.1       1,316.0     1,330.1
                                              ===========   ===========   ===========   =========

Basic net earnings per share                  $      0.83   $      0.84   $      1.68   $    1.70
                                              ===========   ===========   ===========   =========

DILUTED NET EARNINGS PER SHARE
------------------------------
Net earnings                                  $     1,126   $     1,142   $     2,273   $   2,309
Deduct differential - preferred
  vs. common dividends                                  5             6             9          11
                                              -----------   -----------   -----------   ---------
Net earnings applicable to common stock       $     1,121   $     1,136   $     2,264   $   2,298
                                              ===========   ===========   ===========   =========

Average number of common shares outstanding       1,316.0       1,330.1       1,316.0     1,330.1
Add potential effect of:
  Exercise of options                                23.9          23.5          23.9        23.5
  Conversion of preferred stock                      95.0          97.8          95.0        97.8
                                              -----------   -----------   -----------   ---------
Average number of common shares
  outstanding, assuming dilution                  1,434.9       1,451.4       1,434.9     1,451.4
                                              ===========   ===========   ===========   =========

Diluted earnings per share                    $      0.78   $      0.78   $      1.58   $    1.58
                                              ===========   ===========   ===========   =========
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